Exhibit 99.1

healthcare solutions for a new generation SM

3420 fairlane farms road, suite c   ♦   wellington, florida  33414   ♦   561.798.9800 (office)   ♦   561.296.3456 (fax)

The Quantum Group Announces State Approval of TPA Application for Subsidiary Company Renaissance Administrative Solutions, Inc.

WELLINGTON, Fla. (November 25, 2008) - The Quantum Group, Inc. (AMEX:QGP) (www.QuantumMD.com), a solutions provider for the healthcare industry, announced today that Quantum subsidiary Renaissance Administrative Solutions, Inc. (RASI) has received approval and a Certificate of Authority from the State of Florida to become a Third Party Administrator (TPA).  RASI has been established to provide administrative claims processing services to existing partners of the Company and to other potential payers in Florida.

A TPA provides an outsourced solution to payers such as traditional HMOs, PPOs, governmental agencies and self insured employers.  While the risk of loss remains with the organization providing the insurance, the TPA offers the capability to provide access to a credentialed delivery system of physicians, hospitals and other ancillary providers, plus manage the claims process which may include enrollment, payment, premium collection and other administrative activities.

Noel J. Guillama, President & CEO, commented, “We are extremely pleased to receive approval of our application from the State of Florida and to mark the achievement of another major benchmark in our 2008 business plan.  We will now be able to integrate the services of RASI into our menu of solutions as we continue our corporate mission to increase efficiencies in healthcare administration for our partners by reducing redundancy, paperwork and minimizing waste.  With the addition of RASI, we believe that our collective efforts will yield a higher quality of care for healthcare consumers.”

Formally, Renaissance Administrative Solutions, Inc. (RASI) has executed a consent order with the Florida Office of Insurance Regulation that has granted RASI with a Certificate of Authority to act as an Insurance Administrator also referred to as a Third Party Administrator (TPA) in the state of Florida.  The order executed by The Quantum Group, Inc. (as ultimate parent), Renaissance Health Systems, Inc. (as parent) and RASI (as applicant) sets terms and conditions considered routine in the control and operation of RASI.

The Company expects initial TPA operations to begin January 1, 2009.

About Renaissance Administrative Services, Inc.

Renaissance Administrative Solutions, Inc., is dedicated to providing payers, such as self-insured employers and managed care organizations (MCOs), in the state of Florida with a claims administration program that will expedite payments to healthcare providers and enable organizations to manage risk, increase efficiencies and control health benefits costs while allowing patients within their plans to have access to better quality, more cost effective healthcare.

About The Quantum Group, Inc.

The Quantum Group provides business process solutions, service chain management, strategic consulting and leading edge technology innovations to the healthcare industry.

Through our dynamic patient-centric architecture, we empower the communication that is critical for the coordination of care and take aim at the $700 billion inefficiency gap in the United States healthcare industry. We are guided by a mission to develop efficiencies, improve the quality of patient care and achieve cost reductions for the nation’s largest and fastest growing industry.

We have developed leading-edge technology with the creation and deployment of a series of innovative patent-pending initiatives.  Through approximately 2,000 healthcare providers and multiple insurance company relationships under management, we are positioned to be a catalyst for change to the Florida healthcare industry.

Certain statements contained in this news release, which are not based on historical facts, are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995, and are subject to substantial uncertainties and risks in part detailed in the respective company's Securities and Exchange Commission 10-KSB, 10-QSB, S-8 and 8-K filings (and amendments thereto) that may cause actual results to materially differ from projections. Forward-looking statements can be identified by the use of words such as "expects," "plans," "will," "may," "anticipates," "believes," "should," "intends," "estimates" and other words of similar meaning.  These statements are subject to risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by these forward-looking statements.  Such risk factors include, without limitation, the ability of the Company to properly execute its business model, to raise substantial and immediate additional capital to implement its business model, to show 2008 fiscal year revenues in the range discussed in this press release, to continue revenue growth trend in fiscal year 2009, to attract and retain executive, management and operational personnel, to continue growing its patient base, to negotiate favorable current debt and future capital raises, to negotiate favorable agreements with a diversified provider base and to continue to supply the services needed by its HMO clients as well as physician clients.  The Company does not undertake any obligation to publicly update any forward-looking statements. As a result, investors should not place undue reliance on these forward-looking statements.

OR MORE INFORMATION, PLEASE CONTACT:

PR Financial Marketing

Jim Blackman: 713-256-0369

jim@prfmonline.com

or

The Quantum Group, Inc.

Danielle Amodio:  561.798.9800

damodio@quantummd.com